Exhibit 99.1

Fluidigm Reports Strong Q2 2013 Revenue Growth of 35%

Record Instrument Revenue Driven by Rapidly Growing Single-Cell Genomics Market

SOUTH SAN FRANCISCO, Calif. – August 1, 2013 – Fluidigm Corporation (NASDAQ:FLDM) today announced its financial results for the second quarter ended June 30, 2013.

Total revenue for the second quarter of 2013 was $17.5 million, an increase of 35% from $12.9 million in the second quarter of 2012. Net loss for the second quarter of 2013 was $4.0 million, compared to a net loss of $4.6 million in the second quarter of 2012. Non-GAAP net loss for the second quarter of 2013 was $1.7 million, compared with a $2.8 million non-GAAP net loss for the second quarter of 2012 (see accompanying table for reconciliation of GAAP and non-GAAP measures). Product margin was 72% in the second quarter of 2013, compared to 69% in the second quarter of 2012.

“Our revenue growth was catalyzed by accelerating market adoption of the C1™ Single-Cell Auto Prep System. This adoption further solidifies our leadership in single-cell genomics. Single-cell genomics revenue more than doubled year-over-year and we achieved record instrument revenue for the quarter. Introduction of the C1 system in June 2012 has also strengthened our BioMark™ HD business. Approximately 30% of the C1 units sold in the second quarter of 2013 were bundled with a BioMark HD System,” said Gajus Worthington, Fluidigm President and Chief Executive Officer.

“Another consistent theme supporting our growth in the second quarter was robust adoption and utilization of our products in production genomics. We have been increasingly successful in applied markets, where customers value high reproducibility, streamlined workflows, and lower running costs. Our growing customer base in this area spans agricultural biotechnology, biorepository, and clinical laboratory settings,” continued Worthington.

Financial Highlights and Analysis

•	Fluidigm’s instrument installed base expanded to approximately 780 units at the end of Q2 2013.

•	Analytical systems (BioMark, BioMark HD, and EP1™) represented approximately 62% of the installed base and preparatory systems (Access Array™ and C1) represented the remainder.

•	Instrument revenue grew 47% year-on-year in the quarter, driven primarily by sales of the C1 Single-Cell Auto Prep System.

•	Consumables revenue grew 21% year-on-year in the quarter, driven by production genomics customers.

•

Consumables pull-through for analytical systems was within its historical range of $40,000 – $50,000 per instrument/year. Consumables pull-through for preparatory systems was above its historical range of $10,000 – $15,000.

•	Revenue by geography as a percent of total product revenue in the second quarter of 2013 was as follows: United States – 59%; Europe – 26%; Asia-Pacific – 9%; Japan – 2%; and Other – 4%.

•	Fluidigm ended the second quarter of 2013 with approximately $83.5 million in cash, cash equivalents, and investments.

Business Highlights Since Fluidigm’s Last Earnings Release

•	Approximately 50% of the BioMark HD System sales during the quarter were motivated by single-cell research.

•	The total number of single-cell publications referencing Fluidigm increased to 80.

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We introduced the Single-Cell miRNA Expression Profiling protocol for the C1 Single-Cell Auto Prep System today. This release builds on our growing menu of applications for the C1 system, including Single-Cell Targeted Gene Expression and Single-Cell mRNA Sequencing. The new protocol is run on the BioMark HD System and allows the interrogation of more than 370 miRNA targets across 96 individual cells.

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We broadened our production genomics customer base to include public health infectious disease monitoring. In May 2013, the Saskatchewan Disease Control Laboratory adopted the BioMark HD System to profile a panel of infectious disease pathogens, including influenza, norovirus and salmonella.

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We announced a co-marketing partnership with Olink Bioscience to expand the application menu on the BioMark HD System to high-throughput multiplex immunoassays. Olink Bioscience’s Proseek® Multiplex technology, in conjunction with the BioMark HD System, enables the analysis of 96 samples across 92 proteins in a single run.

Financial Outlook

Fluidigm now projects total revenue growth for the full year 2013 to be between 27% and 31%, above its previously provided projections of 22% to 26%. Operating expenses in 2013 are projected to be between $65 million to $68 million. Stock-based compensation expense in 2013 is projected to be between $6 million and $7 million. Capital spending is projected to between $4 million and $5 million.

Conference Call Information

Fluidigm will host a conference call today, August 1, 2013 at 5:00 p.m. Eastern Time. The call can be accessed by calling (877) 556-5248 (domestic toll-free) or (720) 545-0029 (international toll). Fluidigm will also provide a live stream of its second quarter of 2013 financial results conference call for investors at: http://investors.fluidigm.com/events.cfm. The link will not be active until 4:45 p.m. Eastern Time on August 1, 2013. A telephone replay of the teleconference will be available 90 minutes after the end of the call at (855) 859-2056 (domestic toll-free), or (404) 537-3406 (international toll), access code 19997263. The conference call will also be archived on the Fluidigm investor’s page at: http://investors.fluidigm.com.

Statement Regarding Use of Non-GAAP Financial Information

The Company has presented certain financial information in accordance with GAAP and also on a non-GAAP basis for the three and six months ended June 30, 2013 and 2012. Management believes that non-GAAP financial measures, taken in conjunction with GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other income and expenses that are not indicative of the Company’s core operating results. Management uses non-GAAP measures to compare the Company’s performance relative to forecasts and strategic plans and to benchmark the Company’s performance externally against competitors. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the Company’s operating results as reported under U.S. GAAP. The Company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between GAAP and non-GAAP results are presented in the accompanying table of this release.

Use of Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to the launch and impact of new products, and current estimates of 2013 total revenue growth, operating expenses, stock-compensation expenses, and capital spending. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks relating to market acceptance of our products; our ability to successfully launch new products and applications; competition; our sales, marketing and distribution capabilities; our planned sales, marketing, and research and development activities; reduction in research and development spending or changes in budget priorities by customers; interruptions or delays in the supply of components or materials for our products; seasonal variations in customer operations; unanticipated increases in costs or expenses; and risk associated with international operations. Information on these and additional risks, uncertainties, and other information affecting our business and operating results are contained in our Annual Report on Form 10-K for the year ended December 31, 2012, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, and other filings with the Securities and Exchange Commission. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Fluidigm Corporation disclaims any obligation to update these forward-looking statements.

About Fluidigm

Fluidigm (NASDAQ:FLDM) develops, manufactures, and markets microfluidic systems to leading academic institutions, clinical laboratories, and pharmaceutical, biotechnology, and agricultural biotechnology companies in growth markets, such as single-cell genomics, applied genotyping, and sample preparation for targeted resequencing. Fluidigm’s proprietary microfluidic systems consist of instruments and consumables, including 13 different commercial IFCs for nucleic acid analysis, and three families of assay chemistries. These systems are designed to significantly simplify experimental workflow, increase throughput and reduce costs, while providing the excellent data quality demanded by customers. Fluidigm products are provided: For Research Use Only. Not for use in diagnostic procedures.

For more information, please visit www.fluidigm.com.

Fluidigm, the Fluidigm logo, C1, BioMark, EP1, and Access Array are trademarks or registered trademarks of Fluidigm Corporation. All other trademarks are the property of their respective owners.

Contact:

Fluidigm Corporation

Un Kwon-Casado, CFA

VP, Corporate Development

650-266-6035 (Office)

un.kwon-casado@fluidigm.com

FLUIDIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue:
Instruments	$10,165	$6,898	$18,070	$12,798
Consumables	7,102	5,870	13,452	10,726

Product revenue	17,267	12,768	31,522	23,524
License and grant revenue	213	180	493	369

Total revenue	17,480	12,948	32,015	23,893
Costs and expenses:
Cost of product revenue	4,876	3,926	9,135	7,472
Research and development	4,997	3,987	9,194	8,266
Selling, general and administrative	11,597	9,421	22,743	18,824

Total costs and expenses	21,470	17,334	41,072	34,562

Loss from operations	(3,990)	(4,386)	(9,057)	(10,669)
Gain from sale of investment in Verinata	—	—	1,777	—
Interest expense	(2)	(202)	(12)	(509)
Other income (expense), net	(39)	9	(252)	(52)

Loss before income taxes	(4,031)	(4,579)	(7,544)	(11,230)
Provision for income taxes	(15)	(1)	(53)	(40)

Net loss	(4,046)	(4,580)	(7,597)	(11,270)

Net loss per share, basic and diluted	$(0.16)	$(0.22)	$(0.30)	$(0.55)

Shares used in computing net loss per share, basic and diluted	25,443	20,544	25,343	20,469

FLUIDIGM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2013	December 31, 2012 (1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$32,290	$58,649
Short-term investments	28,136	21,362
Accounts receivable, net	10,839	12,900
Inventories	7,233	7,169
Prepaid expenses and other current assets	2,044	1,131

Total current assets	80,542	101,211
Long-term investments	23,073	3,666
Property and equipment, net	4,919	4,974
Other non-current assets	3,431	3,881

Total assets	$111,965	$113,732

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,997	$2,555
Accrued compensation and related benefits	2,771	2,877
Other accrued liabilities	4,641	4,279
Deferred revenue, current portion	2,217	1,886

Total current liabilities	11,626	11,597
Other non-current liabilities	1,954	1,478

Total liabilities	13,580	13,075
Total stockholders’ equity	98,385	100,657

Total liabilities and stockholders’ equity	$111,965	$113,732

(1)	Derived from audited consolidated financial statements.

FLUIDIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2013	2012
Operating Activities
Net loss	$(7,597)	$(11,270)
Depreciation and amortization	1,193	1,059
Stock-based compensation expense	2,932	2,014
Gain from sale of investment in Verinata	(1,777)	—
Other non-cash item	29	25
Changes in assets and liabilities, net	1,699	(2,471)

Net cash used in operating activities	(3,521)	(10,643)

Investing Activities
Purchases of investments	(40,620)	(22,365)
Proceeds from sales and maturities of investments	14,440	34,760
Proceeds from sale of investment in Verinata	3,117	—
Purchase of intangible assets	(1,148)	—
Purchases of property and equipment	(912)	(1,239)

Net cash (used in) provided by investing activities	(25,123)	11,156

Financing Activities
Proceeds from exercise of stock options	2,420	1,306
Repayment of long-term debt, net	—	(5,478)

Net cash provided by (used in) financing activities	2,420	(4,172)
Effect of foreign exchange rate fluctuations on cash and cash equivalents	(135)	(40)

Net decrease in cash and cash equivalents	(26,359)	(3,699)
Cash and cash equivalents at beginning of period	58,649	13,553

Cash and cash equivalents at end of period	$32,290	$9,854

FLUIDIGM CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION (1)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net loss (GAAP)	$(4,046)	$(4,580)	$(7,597)	$(11,270)
Gain from sale of investment in Verinata	—	—	(1,777)	—
Stock-based compensation expense	1,677	1,079	2,932	2,014
Depreciation and amortization	609	541	1,193	1,059
Interest expense	2	202	12	509
Loss on disposal of property and equipment	29	—	29	25

Net loss (Non-GAAP)	$(1,729)	$(2,758)	$(5,208)	$(7,663)

Shares used in net loss per share calculation - basic and diluted (GAAP and Non-GAAP)	25,443	20,544	25,343	20,469

Net loss per share - basic and diluted (GAAP)	$(0.16)	$(0.22)	$(0.30)	$(0.55)

Net loss per share - basic and diluted (Non-GAAP)	$(0.07)	$(0.13)	$(0.21)	$(0.37)

(1)	The Company reports non-GAAP results which exclude gain from sale of investment in Verinata, stock-based compensation expense, depreciation of property and equipment, amortization of license agreement rights and debt discount, and interest expense.